                                                                   EXHIBIT D-2.3


                     BEFORE THE PUBLIC SERVICE COMMISSION
                           OF THE STATE OF MISSOURI



In the matter of the application of   )
Union Electric Company for an order   )
authorizing (1) certain merger        )
transactions involving Union          )
Electric Company; (2) the transfer    )
of certain assets, real estate,       )     Case No. EM-96-149
leased property, easements and        )
contractual agreements to Central     )
Illinois Public Service Company;      )
and (3) in connection therewith,      )
certain other related transactions.   )






--------------------------------------------------------------------------------

                           STIPULATION AND AGREEMENT

--------------------------------------------------------------------------------







                                                            Dated: July 12, 1996

                               TABLE OF CONTENTS


1.   Approval of the Merger .................................................. 1

2.   Merger Premium .......................................................... 2

3.   Merger Benefits and Savings ............................................. 2

4.   Transaction and Transition Costs ........................................ 2

5.   Retail Wheeling Experiment .............................................. 3

6.   Rate Reduction .......................................................... 5

7.   New Experimental Alternative Regulation Plan (New Plan) ................. 7

8.   State Jurisdictional Issues ............................................ 22

     a.    Access to Books, Records and Personnel............................ 22
     b.    Voluntary and Cooperative Discovery Practices .................... 23
     c.    Accounting Controls............................................... 23
     d.    Contracts Required to be Filed with the SEC....................... 24
     e.    Electric Contracts Required to be Filed with the
           FERC.............................................................. 25
     f.    Gas Contracts Required to be Filed with the FERC.................. 26
     g.    No Pre-Approval of Affiliated Transactions........................ 27
     h.    Contingent Jurisdictional Stipulation -- FERC..................... 27
     i.    Contingent Jurisdictional Stipulation -- SEC...................... 28

9.   Staff Conditions To Which UE Has Agreed................................. 29

10.  System Support Agreement................................................ 33

11.  Commission Rights....................................................... 34

12.  Staff Rights............................................................ 34

13.  No Acquiescence......................................................... 36

14.  Negotiated Settlement................................................... 36

15.  Provisions Are Interdependent........................................... 37

16.    Prepared Testimony.................................................... 37

17.    Waive Rights to Cross Examination, etc. .............................. 38

18.    Operative Dates....................................................... 39


Attachment A:  PROCEDURES TO DETERMINE RATE REDUCTION


Attachment B:  PROCEDURES FOR SHARING CREDITS FROM THE NEW THREE-YEAR
               EXPERIMENTAL ALTERNATIVE REGULATION PLAN


Attachment C:  RECONCILIATION PROCEDURE


Attachment D:  CONTINGENT JURISDICTIONAL STIPULATION -- SEC AND FERC

                     BEFORE THE PUBLIC SERVICE COMMISSION
                           OF THE STATE OF MISSOURI


In the matter of the application of  )
Union Electric Company for an order  )
authorizing (1) certain merger       )
transactions involving Union         )
Electric Company; (2) the transfer   )
of certain assets, real estate,      )      Case No. EM-96-149
leased property, easements and       )
contractual agreements to Central    )
Illinois Public Service Company;     )
and (3) in connection therewith,     )
certain other related transactions.  )



                           STIPULATION AND AGREEMENT
                           -------------------------

     As a result of discussions among the parties to Case No. EM-96-149, the signatories hereby submit to the Missouri Public Service Commission ("Commission") for its consideration and approval the following, including actions to be taken by Union Electric Company ("UE") and the other signatories in settlement of the above styled case:

1.   Approval of the Merger

     The signatories agree that the Commission should approve the merger as requested in UE's filing dated November 7, 1995, on the basis that, subject to the conditions and modifications set forth below, said merger is not detrimental to the public interest.

2.   Merger Premium

     UE shall not seek to recover the amount of any asserted merger premium in rates in any Missouri proceeding. UE has identified this amount as $232 million.

3.   Merger Benefits and Savings

     UE shall retain the right to state, in future proceedings, alleged benefits of the merger but UE commits to forego any additional specific adjustments to cost of service related to the merger savings or any claim to merger savings other than the adjustments to cost of service and claims to merger savings resulting from the Commission's approval of this document or the benefits and savings which would occur through regular ratemaking treatment or the current Experimental Alternative Regulation Plan ("ARP") or the new Experimental Alternative Regulation Plan ("the New Plan") effective July 1, 1998 pursuant to this document.

4.   Transaction and Transition Costs

     Actual prudent and reasonable merger transaction and transition costs (estimated to be $71.5 million, which reflects the total Ameren Corporation ("Ameren") estimated merger costs presented to the Commission Staff ("Staff") and Office of the Public Counsel ("OPC") in the UE/CIPSCO, Inc. Merger Implementation Plan, less executive severance pay of $1.6 million, but including costs incurred in 1995) shall be amortized over ten years beginning the date the merger closes. The annual amortization of merger transaction and transition costs will be the lesser of: (1) the Missouri jurisdictional portion of the total Ameren amount of $7.2 million; or (2) the Missouri jurisdictional portion of the total Ameren unamortized amount of actual merger transaction and transition costs incurred to date. No rate base treatment of the unamortized costs will be included in the determination of rate base for any regulatory purposes in Missouri.

5.   Retail Wheeling Experiment

     As a result of settlement negotiations, UE commits that it will propose and file with the Commission an experimental retail wheeling pilot program for 100 MW of electric power, to be available to all major classes of Missouri retail electric customers, as soon as practical, but no later than March 1, 1997. The commitment to file such a pilot program for Commission consideration and determination covered by this provision is made by UE alone. Prior to filing its proposal with the Commission, UE will seek substantive input from Missouri retail electric customers, Staff, OPC and others (including, but not limited to, Trigen - St. Louis Energy Corp. and Missouri Retailers Association). If permitted by the Commission's Order, UE shall implement the retail wheeling pilot program as approved by the Commission so as to allow power purchase transactions to commence within sixty (60) days of the effective date of the Commission's Order or as soon as practicable thereafter, but in no event before the merger closes (except with the consent of UE and the approval of the Commission).

     The commitment covered by this provision should not be construed as concurrence or acquiescence by the signatories in the specifics of the retail wheeling pilot program which will be filed by UE, the details of which are to be determined by UE based in part on a consideration of the substantive input referred to above. The non-objection of signatories to UE's commitment to file a retail wheeling pilot program should not be construed as a waiver of the signatories' right to contest the proposed retail wheeling pilot program before the Commission; nor are the signatories precluded from seeking a writ of review, appealing a Commission Order or pursuing any other appropriate legal remedy. The signatories agree not to attempt to enjoin the Commission from considering and issuing an Order respecting UE's proposal. UE commits not to appeal the Commission's Order establishing a retail wheeling pilot program unless said Order is significantly different from the UE filing and UE is materially and adversely affected thereby. Furthermore, Commission approval of the instant Stipulation And Agreement containing this provision is not intended by the signatories to be read as a Commission pronouncement of any sort respecting retail wheeling either in general, as public policy, or in specific, as a regulatory mechanism.

     If such a retail wheeling pilot program is instituted, matters which affect the calculation of where UE falls on the "Sharing Grid" of the ARP or the New Plan may arise which will need to be resolved by agreement of the signatories to this Stipulation And Agreement, or by the Commission if agreement cannot be reached.

     A signatory to this Stipulation And Agreement shall be made a party in the retail wheeling pilot program proceeding, as a matter of right, if it so requests.

6.   Rate Reduction

     Earnings monitoring in Case No. EO-96-14 will result in a general change in rates charged and revenues collected after August 31, 1998. The change in revenues collected will be equal to the average annual total revenues credited to customers during the three ARP years ending June 30, 1998, adjusted to reflect normal weather. The procedures to determine the adjustment to the annual credits for the three years comprising the ARP are set forth in Attachment A appended hereto. Any rate reduction shall be spread within and among revenue classes on the basis of the Commission decision in Case No. EO-96-15, which is the UE customer class cost of service and comprehensive rate design docket created as a result of Case No. ER-95-411. In the event that a Commission decision has not been reached in Case No. EO-96-15, the parties will jointly or severally propose to the Commission a basis or bases on which a rate reduction may be spread on an interim basis within and among the classes pending issuance of the Commission's decision in Case No. EO-96-15.

     UE will make a good faith effort to provide the earnings report for the final sharing period in Case No. ER-95-411 in time to implement this rate reduction on September 1, 1998. In the event the earnings data is not available, or in the event the review process of the earnings data or the weather normalization review process does not allow for a September 1, 1998 effective date, the following will occur: An additional credit, equal to the excess revenues billed between September 1, 1998 and the effective date of the rate reduction, will be made. Said credit will be made at the same time and pursuant to the same procedures as the Sharing Credits in Case Nos. ER-95-411 and EO-96-14. If no Sharing Credits are to be made for the third Sharing Period in Case Nos. ER-95-411 and EO-96-14, the excess revenue credit will be made as expeditiously as possible.

      UE shall file tariff sheets for Commission approval consistent with this Section.

7.    New Experimental Alternative Regulation Plan (New Plan)

      a. The New Plan will be instituted July 1, 1998 at the end of the ARP created in Case No. ER-95-411. In its Report And Order approving this Stipulation And Agreement, the Commission shall create a new docket to facilitate the New Plan ("New Plan Docket"). All signatories to this Stipulation And Agreement shall be made parties to the New Plan Docket, as intervenors or as a matter of right, as will the parties to Case No. EO-96-14 who are not parties to Case No. EM-96-149, without the necessity of taking further action. (There are three such parties: (1) Asarco Inc. and the Doe Run Co.; (2) Cominco American; and (3) Missouri Retailers Association.)

b.   The following Sharing Grid is to be utilized as part of the New Plan:

================================================================================
             Earnings Level                             Sharing     Sharing
   (Missouri Retail Electric Operations)                 Level       Level
--------------------------------------------------------------------------------
                                                          UE        Customer
--------------------------------------------------------------------------------
 1.  Up to and including 12.61%                          100%          0%
     Return on Equity (ROE)
--------------------------------------------------------------------------------
 2.  That portion of earnings greater                     50%         50%
     than 12.61% up to and including
     14.00% ROE
--------------------------------------------------------------------------------
 3.  That portion of earnings greater                     10%         90%
     than 14.00% up to and including
     16.00% ROE
--------------------------------------------------------------------------------
 4.  That portion of earnings greater                      0%        100%
     than 16.00% ROE
================================================================================

c. The New Plan will be in effect for a full three year period. For purposes of this New Plan, there shall be three (3) "Sharing Periods." The first Sharing Period shall be from July 1, 1998 through June 30, 1999; the second, from July 1, 1999 through June 30, 2000; and the third, from July 1, 2000 through June 30, 2001. UE may not file an electric rate increase case, and Staff, OPC and other signatories may not file, encourage or assist others to file a rate reduction case through June 30, 2001, unless:

          i. UE's return on common equity falls below 10.00% for a twelve month Sharing Period (calculated as indicated in Attachment C appended hereto); or

          ii. An event occurs which would have a major effect on UE, such as, an act of God, a significant change in the federal or state tax laws, a significant change in federal or state utility law or regulation (but not including the retail wheeling pilot project described in Section 5), or an extended outage or shutdown of a major generating unit(s).

                 In the event UE files an electric rate increase case, any sharing credits due for the current or prior Sharing Period will remain the obligation of UE, and the New Plan shall terminate at the conclusion of the then current Sharing Period.

                 In the event any signatory files a rate reduction case, any sharing credits due for the current or prior Sharing Period will remain the obligation of UE, and the parties to that case will recommend to the Commission whether the New Plan should remain in effect as currently structured, be modified or terminated.

                 In the event that a significant change in federal or state utility law or regulation (but not including the retail wheeling pilot project described in Section 5) occurs, nothing herein shall prohibit any signatory from filing for Commission consideration a customer class cost of service and comprehensive rate design proposal, either as a part of or separate from a rate increase or rate reduction case; provided that any party may oppose such filing and shall not be deemed to have consented either to the establishment of a new docket to consider such request or to the proposals of the party making such request.

                 Upon any termination of the New Plan pursuant to the foregoing, the signatories will have no further obligation under this Section 7.

     d. Except as set out immediately above in Subsection c. and below in Subsection h. and Subsection i., UE's rates resulting from this Stipulation And Agreement will continue in effect throughout the three year New Plan period, and thereafter, until changed as a result of a rate increase case, a rate reduction case, or other appropriate Commission action, for example, as contemplated by Subsection g. below.

     e. Monitoring of the New Plan will be based on UE supplying to Staff and OPC, on a timely basis, the reports and data identified below. These reports and data must be provided as part of the New Plan. Other signatories to this Stipulation And Agreement may also participate in the monitoring of the New Plan, and receive the reports and data, after executing appropriate documents assuring the confidential treatment of the information provided. Staff, OPC and the other signatories participating in the monitoring of the New Plan may follow up with data requests, meetings and interviews, as required, to which UE will respond on a timely basis. UE will not be required to develop any new reports, but information presently being recorded and maintained by UE may be requested. The reports and data that must be provided include the following:

          i. Annual operating and construction budgets and any updates/revisions with explanations/reasons for updates/revisions;

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

          ii. Monthly operating budgets and any updates/revisions with explanations/reasons for updates/revisions;

          iii. Annually - explanation of significant variances between budgets and actual;

          iv.    Monthly Financial & Statistical (F&S) reports;

          v.     Directors reports;

          vi.    Current chart of accounts;

          vii.   Monthly surveillance reports;

          viii. Quarterly reports/studies of rate of return on rate base including supporting workpapers;

          ix.    Annual summary of major accruals.

     f. The sharing of earnings in excess of 12.61%, as contemplated by the Sharing Grid set out above, is to be accomplished by the granting of a credit to UE's Missouri retail electric customers by applying credits to customers' bills in the same manner as applied in Case No. ER-95-411, and as set forth in Attachment B. A notice to customers explaining the Sharing Credits will accompany customers' bills on which the Sharing Credits will appear. UE will submit the proposed language for such notice to the Staff and the OPC for their review.

          i. The return on common equity for determination of "sharing" will be calculated by using the methodology set out in Attachment C, Reconciliation Procedure, appended hereto.

          ii. Staff, OPC and UE have conferred and determined what items, based on prior Commission Orders, should be excluded from the calculation of UE's return on equity. These items are identified in Attachment C.

          iii. The twelve month period used to determine credits will be the immediately preceding Sharing Period.

          iv. Within 90 days after the conclusion of a Sharing Period, a preliminary earnings report, along with a proposed "Sharing Report" will be submitted by UE. A final earnings report and proposed Sharing Report will be filed in the New Plan Docket within 105 days after the end of the Sharing Period. The final earnings report will provide the actual results of the Sharing Period to be examined.

          v. UE's earnings will be adjusted to normalize the effects of any sharing credits from the Sharing

                 Period which are reflected in the earnings for that period. Earnings will not be adjusted for the rate reduction described in "Section 6. Rate Reduction" of this Stipulation And Agreement.

          vi. If Staff, OPC or other signatories find evidence that operating results have been manipulated to reduce amounts to be shared with customers or to misrepresent actual earnings or expenses, Staff, OPC or other signatories may file a complaint with the Commission requesting that a full investigation and hearing be conducted regarding said complaint. UE shall have the right to respond to such request and present facts and argument as to why an investigation is unwarranted.

          vii. UE, Staff, OPC and other signatories reserve the right to bring issues which cannot be resolved by them, and which are related to the operation or implementation of the New Plan, to the Commission for resolution. Examples include disagreements as to the mechanics of calculating the monitoring report, alleged violations of the Stipulation And

                 Agreement, alleged manipulations of earnings results, or requests for information not previously maintained by UE. An allegation of manipulation could include significant variations in the level of expenses associated with any category of cost, where no reasonable explanation has been provided. The Commission will determine in the first instance whether a question of manipulation exists and whether that question should be heard by it.

          viii. Staff, OPC and other signatories have the right to present to the Commission concerns over any category of cost that has been included in UE's monitoring results and has not been included previously in any ratemaking proceeding.

          ix. Differences among UE, Staff, OPC and other signatories will be brought to the Commission's attention for guidance as early in the process as possible.

          x. A final report will be filed within 105 days after the Sharing Period (or the first business day thereafter). Signatory parties to this

                 Stipulation And Agreement will have thirty (30) days after a final report is filed to provide notice that there may be areas of disagreement not previously brought to the attention of the Commission that need to be resolved.

     g. In the final year of the New Plan, UE, Staff, OPC and other signatories to this Stipulation And Agreement shall meet to review the monitoring reports and additional information required to be provided. By February 1, 2001, UE, Staff and OPC will file, and other signatories may file their recommendations with the Commission as to whether the New Plan should be continued as is, continued with changes (including new rates, if recommended) or discontinued. Copies of the recommendations shall be served on all parties to UE's New Plan Docket. As previously noted herein, the rates resulting from this Stipulation And Agreement will continue in effect after the three year New Plan period until UE's rates are changed as a result of a rate increase case, a rate reduction case, or other appropriate Commission action.

     h. After July 1, 1998, any party may file with the Commission a request for consideration of changes in rate design and/or other tariff provisions which it would be appropriate for the Commission to consider outside the context of a customer class cost of service and comprehensive rate design docket or a rate case; provided, however, that no change will result in any shift of revenues among classes before July l, 2001; and provided further that if a request for consideration of changes in rate design and/or other tariff provisions is filed, any party may oppose such request and shall not be deemed to have consented to the establishment of a new docket to consider such request or to the proposals of the party making such request.

                 A change in rate design and/or other tariff provisions is not considered by the signatories to this Stipulation And Agreement as constituting a shift of revenues among customer classes if it will result in a customer or customers being charged lower rates but will not result in either (1) a major decrease in revenues to UE (respecting which UE is precluded by this section from recovering from other customers at any time while the New Plan is in effect) or (2) a significant reduction in the credits that would otherwise be available for distribution. It may be argued by a signatory to this Stipulation And Agreement that the cumulative effect of multiple changes in rate design and/or other tariff provisions which results in either (1) a major decrease in revenues to UE (respecting which UE is precluded from recovering from other customers at any time while the New Plan is in effect), or (2) a significant reduction in credits that would otherwise be available for distribution, constitutes a shift of revenues among customer classes and, therefore, the proposed change(s) is precluded.

                 How revenues foregone by UE as a result of a change in rate design and/or other tariff provisions will be treated for purposes of the New Plan Reconciliation Procedure (Attachment C), which impacts the calculation of where UE falls on the Sharing Grid, will be determined on a case-by-case basis by agreement of the signatories to this Stipulation And Agreement, or by the Commission if agreement cannot be reached. Furthermore, such foregone revenues shall not be excluded from any calculation of UE's return on common equity for purposes of determining whether UE may file an electric rate increase under the terms of this Stipulation And Agreement or increase its Missouri retail electric service rates to reflect a Commission Order authorizing an increase in UE's annual nuclear decommissioning expense/funding from its then current level.

                 This section is not intended to preclude presentation to the Commission and Commission resolution of disputes respecting the proper application of UE's tariffs; nor is this section intended to preclude presentation to the Commission and Commission resolution of a proposed major decrease in revenues to UE, and/or significant reduction in credits that would otherwise be available for distribution, requested as a result of a situation which will have a significant adverse impact on one or more of UE's customers and which, as a consequence, will also have a significant adverse impact on UE and its customers; provided that any party may oppose such request and shall not be deemed to have consented to the establishment of a new docket to consider such request or to the proposals of the party making such request.

     i. UE will file its cost of nuclear decommissioning study with the Commission as required by September 1, 1999. If the Commission Order in that proceeding results in a decrease in annual nuclear decommissioning expense/funding from its then current level, UE's Missouri retail electric service rates will not be changed to reflect the decrease in expense/funding. Instead, nuclear decommissioning expense/funding will be decreased (effective as of the date provided in the nuclear decommissioning cost Order) with the total difference, i.e., 100% of the pro-rated difference, between the lower expense/funding level and the then current level, being treated as a credit to each Sharing Period of the New Plan as provided for in Attachment C hereto. If no sharing occurs for a Sharing Period for which there is a decrease in the nuclear decommissioning expense/funding level, then the decrease in the nuclear decommissioning expense/funding for that Sharing Period will be carried over to the subsequent Sharing Period. Since the difference between the prospective lower expense/funding level and the then current level will be treated as a credit in each Sharing Period and the difference will be carried over to the subsequent Sharing Period if no sharing occurs for the current Sharing Period, no decrease in the then current expense level will be reflected in the calculation of UE's ROE in determining sharing under the New Plan, pursuant to Attachment C.

                 If the Commission Order in the nuclear decommissioning proceeding results in an increase in expense/funding above its then current level, for purposes of determining the implementation of a rate increase only, the increased expense will be annualized in calculating UE's return on equity for the earliest possible Sharing Period for which a preliminary earnings/proposed sharing report has not yet been filed at the time of the issuance of the Commission Order in the nuclear decommissioning docket. If UE's return on common equity
          (ROE) on this basis is less than 10.00% (calculated as indicated in Attachment C appended hereto), then the increased expense will result in an increase in UE's Missouri retail electric service rates as allowed by Section 393.292 RSMo. 1994. If UE's ROE on the above basis exceeds 10.00%, then the increased expense will not result in any increase in UE's Missouri retail electric service rates; however, the actual amount of increased expense (unannualized) will be reflected in the calculation of UE's ROE in determining sharing under the New Plan.

                 In any case, the Commission shall include language in its 1999 Callaway decommissioning case Report And Order substantially similar to that used in Case No. EO-94-81, specifically finding that the Callaway decommissioning costs are included in UE's then current cost of service and are reflected in its then current electric service rates for ratemaking purposes.

                 All signatories will be notified of UE's filing of its 1999 nuclear decommissioning cost case.

8.   State Jurisdictional Issues

     a. Access to Books, Records and Personnel. UE and its prospective holding company, Ameren, agree to make available to the Commission, at reasonable times and places, all books and records and employees and officers of Ameren, UE and any affiliate or subsidiary of Ameren shall have the right to object to such production of records or personnel on any basis under applicable law and Commission rules, excluding any objection that such records and personnel are not subject to Commission jurisdiction by operation of the Public Utility Holding Company Act of 1935 ("PUHCA"). In the event that rules imposing any affiliate guidelines regarding access to books, records and personnel applicable to similarly situated electric utilities in Missouri are adopted, then UE, Ameren and each affiliate or subsidiary thereof shall become subject to the same rules as such other similarly situated electric utilities in lieu of this paragraph.

     b. Voluntary and Cooperative Discovery Practices. UE, Ameren and any affiliate or subsidiary thereof agree to continue voluntary and cooperative discovery practices.

     c. Accounting Controls. UE, Ameren and each of its affiliates and subsidiaries shall employ accounting and other procedures and controls related to cost allocations and transfer pricing to ensure and facilitate full review by the Commission and to protect against cross-subsidization of non-UE Ameren businesses by UE's retail customers. In the event that rules imposing any affiliate guidelines regarding accounting controls applicable to similarly situated electric utilities in Missouri are adopted, then UE, Ameren and each affiliate or subsidiary thereof shall become subject to the same rules as such other similarly situated electric utilities in lieu of this paragraph.

     d. Contracts Required to be Filed with the SEC. All contracts, agreements or arrangements, including any amendments thereto, of any kind between UE and any affiliate, associate, holding, mutual service, or subsidiary company within the same holding company system, as these terms are defined in 15 U.S.C. (S) 79b, as subsequently amended, required to be filed with and/or approved by the Securities and Exchange Commission ("SEC") pursuant to PUHCA, as subsequently amended, shall be conditioned upon the following without modification or alteration: UE and Ameren and each of its affiliates and subsidiaries will not seek to overturn, reverse, set aside, change or enjoin, whether through appeal or the initiation or maintenance of any action in any forum, a decision or order of the Commission which pertains to recovery, disallowance, deferral or ratemaking treatment of any expense, charge, cost or allocation incurred or accrued by UE in or as a result of a contract, agreement, arrangement or transaction with any affiliate, associate, holding, mutual service or subsidiary company on the basis that such expense, charge, cost or allocation has itself been filed with or approved by the SEC or was incurred pursuant to a contract, arrangement, agreement or allocation method which was filed with or approved by the SEC.

     e. Electric Contracts Required to be Filed with the FERC. All wholesale electric energy or transmission service contracts, tariffs, agreements or arrangements, including any amendments thereto, of any kind, including the Joint Dispatch Agreement, between UE and any Ameren subsidiary or affiliate required to be filed with and/or approved by the Federal Energy Regulatory Commission ("FERC"), pursuant to the Federal Power Act("FPA"), as subsequently amended, shall be conditioned upon the following without modification or alteration: UE and Ameren and each of its affiliates and subsidiaries will not seek to overturn, reverse, set aside, change or enjoin, whether through appeal or the initiation or maintenance of any action in any forum, a decision or order of the Commission which pertains to recovery, disallowance, deferral or ratemaking treatment of any expense, charge, cost or allocation incurred or accrued by UE in or as a result of a wholesale electric energy or transmission service contract, agreement, arrangement or transaction on the basis that such expense, charge, cost or allocation has itself been filed with or approved by the FERC, or was incurred pursuant to a contract, arrangement, agreement or allocation method which was filed with or approved by the FERC.

     f. Gas Contracts Required to be Filed with the FERC. All gas supply, storage and/or transportation service contracts, tariffs, agreements or arrangements, including any amendments thereto, of any kind between UE and any Ameren subsidiary or affiliate required to be filed with and/or approved by the FERC, pursuant to the Natural Gas Act ("NGA"), as subsequently amended, shall be conditioned upon the following without modification or alteration: UE and Ameren and each of its affiliates and subsidiaries will not seek to overturn, reverse, set aside, change or enjoin, whether through appeal or the initiation or maintenance of any action in any forum, a decision or order of the Commission which pertains to recovery, disallowance, deferral or ratemaking treatment of any expense, charge, cost or allocation incurred or accrued by UE in or as a result of a gas supply, storage and/or transportation service contract, agreement, arrangement or transaction on the basis that such expense, charge, cost or allocation has itself been filed with or approved by the FERC or was incurred pursuant to a contract, arrangement, agreement or allocation method which was filed with or approved by the FERC.

     g. No Pre-Approval of Affiliated Transactions. No pre-approval of affiliated transactions will be required, but all filings with the SEC or FERC for affiliated transactions will be provided to the Commission and the OPC. The Commission may make its determination regarding the ratemaking treatment to be accorded these transactions in a later ratemaking proceeding or a proceeding respecting any alternative regulation plan.

     h. Contingent Jurisdictional Stipulation -- FERC. In the exclusive event that any court with jurisdiction over UE,

          Ameren or any of its affiliates or subsidiaries issues an opinion or order which invalidates a decision or order of the Commission pertaining to recovery, disallowance, deferral or ratemaking treatment of any expense, charge, cost or allocation incurred or accrued by UE on the basis that such expense, charge, cost, or allocation has itself been filed with or approved by the FERC, then the Contingent Jurisdictional Stipulation, attached hereto as Attachment D, shall apply to FERC filings according to its terms, at the option of the Commission.

     i. Contingent Jurisdictional Stipulation -- SEC. In the exclusive event that any court with jurisdiction over UE, Ameren or any of its affiliates or subsidiaries issues an opinion or order which invalidates a decision or order of the Commission pertaining to recovery, disallowance, deferral or ratemaking treatment of any expense, charge, cost or allocation incurred or accrued by UE on the basis that such expense, charge, cost, or allocation has itself been filed with or approved by the SEC, then the Contingent Jurisdictional Stipulation, attached hereto as Attachment D, shall apply to SEC filings according to its terms, at the option of the Commission.

          Commitments covered by the provisions of this Section 8 should not be construed as concurrence or acquiescence by UtiliCorp United Inc., The Empire District Electric Company, Missouri Gas Energy, Kansas City Power & Light Company or Trigen - St. Louis Energy Corp. in any of these provisions.

9.   Staff Conditions To Which UE Has Agreed

     a. UE agrees to abide by the Stipulation And Agreement in Case No. GR-93-106, including, but not limited to, the following:

          i. UE agrees it will meet with the Staff, at the Staff's request, prior to the commencement of the Staff's audit of each future UE Actual Cost Adjustment ("ACA") filing, to discuss the activities of UE during the applicable ACA period.

          ii. UE agrees to prepare a written study or analysis of: (i) each material natural gas-related contract decision; and (ii) each major FERC decision materially affecting UE in proceedings of pipelines providing service to UE and final FERC regulations which materially affect UE. Subject to applicable legal privileges, UE agrees to provide such document to the Staff upon its request during the applicable ACA audit.

          iii. UE agrees to continually monitor its participation before the FERC as a member of the Panhandle Customer Group and not join in Group activities in instances when, in UE's judgment, its interests are not adequately protected.

          iv. The Staff may make evaluations of and propose adjustments to post-FERC Order 636 restructured services and related costs during the applicable ACA audit.

     b. UE shall continue to provide to the Staff monthly surveillance reports in the same format which is currently being utilized in submittals to the Staff (or in some other mutually agreeable format), so that the Staff can continue to monitor UE's Missouri jurisdictional electric and natural gas earnings levels.

     c. On a quarterly basis, Ameren and UE shall provide the Commission with a report detailing UE's proportionate share of Ameren: (i) total consolidated assets; (ii) total consolidated operating revenues; (iii) total operating and maintenance expense; and (iv) total consolidated number of employees.

     d. The data associated with the hour-by-hour After-The-Fact Resource Allocation which will be performed pursuant to the Joint Dispatch Agreement will be archived in an electronic format and submitted to the Staff annually.

     e. The Commission shall have access to all financial information on all affiliates, subsidiaries or divisions, regulated or non-regulated, and any future utility or non-utility affiliate, subsidiary or division of Ameren or an Ameren affiliate, subsidiary or division, necessary to calculate an estimate of the stockholders' required return on equity
          (ROE) for Ameren on a consolidated basis and then a differentiated ROE for each affiliate, subsidiary or division, including UE, on a stand-alone basis.

     f. UE will provide the historical hourly generation data required by Commission rule 4 CSR 240-20.080 in electronic format accessible by a spreadsheet program. UE will provide the historical purchase power data and interchange sales data required by Commission rule 4 CSR 240-
          20.080 in hard copy until it is available in electronic format accessible by a spreadsheet program. UE expects by July 1, 1997 this purchase power data and interchange sales data to be available in electronic format accessible by a spreadsheet program when the centralized control center completes modifications to the energy management computer system to accommodate joint dispatch.

     g. UE agrees that respecting the General Services Agreement ("GSA"), the Staff and other proper parties, in the context of UE's general rate filings and/or alternative regulation plans, retain the right to bring concerns to the Commission and propose adjustments, if necessary, regarding the GSA's rate impact on Missouri customers, and the Commission retains jurisdiction to consider and adopt such adjustments. (See also Sections 8.d. and 8.g. above concerning state jurisdictional issues.)

10.  System Support Agreement

     The signatories other than the Missouri Industrial Energy Consumers ("MIEC") agree that the 10-year System Support Agreement ("SSA"), as described in Ms. Maureen A. Borkowski's Supplemental Direct Testimony, pages 1 to 3, should be approved by the Commission pursuant to the following conditions.

     First, the approval of the 10-year SSA shall not be construed as approval by the Commission or the signatories for the capacity and energy addressed in the 10-year SSA to be allocated to Missouri jurisdictional ratepayers.

     Second, regarding the appropriateness of the future utilization of the capacity and energy addressed in the SSA for serving UE's Missouri customers:

     a. UE will undertake an integrated resource planning process at the appropriate time in the future to determine if the capacity and energy used to serve its then former Illinois customers should, in UE's judgment, serve the Missouri jurisdiction.

     b. In UE's ongoing consideration of purchase power opportunities for native system load that periodically become available, it will evaluate, on an equivalent basis, the costs and risks of: (i) purchase power opportunities; (ii) energy and capacity that is no longer needed or will no longer be needed to serve UE's then former Illinois customers; and (iii) newly-constructed capacity.

     c. UE will provide the results of and workpapers supporting the analysis performed pursuant to Subsections a. and b. above to the Staff, OPC and MIEC.

     d. The Commission has the authority in any future ratemaking proceedings to allocate the capacity and energy addressed in the SSA.

11.  Commission Rights

     Nothing in this Stipulation And Agreement is intended to impinge or restrict in any manner the exercise by the Commission of any statutory right, including the right of access to information, and any statutory obligation.

12.  Staff Rights

     If requested by the Commission, the Staff shall have the right to submit to the Commission a memorandum explaining its rationale for entering into this Stipulation And Agreement. Each party of record shall be served with a copy of any memorandum and shall be entitled to submit to the Commission, within five
(5) days of receipt of the Staff's memorandum, a responsive memorandum which shall also be served on all parties. All memoranda submitted by the parties shall be considered privileged in the same manner as are settlement discussions under the Commission's rules, shall be maintained on a confidential basis by all parties, and shall not become a part of the record of this proceeding or bind or prejudice the party submitting such memorandum in any future proceeding or in this proceeding whether or not the Commission approves this Stipulation And Agreement. The contents of any memorandum provided by any party are its own and are not acquiesced in or otherwise adopted by the other signatories to this Stipulation And Agreement, whether or not the Commission approves and adopts this Stipulation And Agreement.

     The Staff also shall have the right to provide, at any agenda meeting at which this Stipulation And Agreement is noticed to be considered by the Commission, whatever oral explanation the Commission requests, provided that the Staff shall, to the extent reasonably practicable, provide the other parties with advance notice of when the Staff shall respond to the Commission's request for such explanation once such explanation is requested from the Staff. The Staff's oral explanation shall be subject to public disclosure, except to the extent it refers to matters that are privileged or protected from disclosure pursuant to any Protective Order issued in this case.

13.  No Acquiescence

     None of the signatories to this Stipulation And Agreement shall be deemed to have approved or acquiesced in any question of Commission authority, accounting authority order principle, cost of capital methodology, capital structure, decommissioning methodology, ratemaking principle, valuation methodology, cost of service methodology or determination, depreciation principle or method, rate design methodology, cost allocation, cost recovery, or prudence, that may underlie this Stipulation And Agreement, or for which provision is made in this Stipulation And Agreement.

14.  Negotiated Settlement

     This Stipulation And Agreement represents a negotiated settlement. Except as specified herein, the signatories to this Stipulation And Agreement shall not be prejudiced, bound by, or in any way affected by the terms of this Stipulation And Agreement: (a) in any future proceeding, (b) in any proceeding currently pending under a separate docket; and/or (c) in this proceeding should the Commission decide not to approve this Stipulation And Agreement in the instant proceeding, or in any way condition its approval of same, or should the merger with CIPSCO not be consummated.

15.  Provisions Are Interdependent

     The provisions of this Stipulation And Agreement have resulted from negotiations among the signatories and are interdependent. In the event that the Commission does not approve and adopt the terms of this Stipulation And Agreement in total, it shall be void and no party hereto shall be bound, prejudiced, or in any way affected by any of the agreements or provisions hereof.

16.  Prepared Testimony

     The prepared testimonies and schedules of the following witnesses shall be received into evidence without the necessity of these witnesses taking the witness stand:

     Union Electric Company:
     -----------------------
     Charles W. Mueller (Direct Testimony)
     Donald E. Brandt (Direct and Surrebuttal Testimonies) Thomas J. Flaherty (Direct and Surrebuttal Testimonies) Warner L. Baxter (Direct, Supplemental Direct, Second
          Supplemental Direct, Surrebuttal and Supplemental Surrebuttal Testimonies)
     Douglas W. Kimmelman (Direct Testimony)
     Maureen A. Borkowski (Direct, Supplemental Direct and
          Surrebuttal Testimonies)
     Jerre E. Birdsong (Direct and Surrebuttal Testimonies) Gary L. Rainwater (Direct and Surrebuttal Testimonies) Craig D. Nelson (Surrebuttal Testimony)
     James A. Reid (Surrebuttal Testimony)

     Commission Staff:
     -----------------

     Daniel I. Beck (Rebuttal and Supplemental Rebuttal
          Testimonies)
     David W. Elliott (Rebuttal Testimony)
     Cary G. Featherstone (Rebuttal Testimony)
     Charles R. Hyneman (Rebuttal Testimony)
     Thomas M. Imhoff (Rebuttal Testimony)
     Tom Y. Lin (Rebuttal Testimony)
     Jay W. Moore (Rebuttal Testimony)
     Mark L. Oligschlaeger (Rebuttal Testimony)
     James D. Schwieterman (Rebuttal and Supplemental Rebuttal
          Testimonies)
     Michael J. Wallis (Rebuttal Testimony)

     Office of Public Counsel:
     -------------------------

     Russell W. Trippensee (Rebuttal Testimony)
     Mark Burdette (Rebuttal Testimony)
     Ryan Kind (Rebuttal and Cross-Surrebuttal Testimonies)

     Missouri Industrial Energy Consumers:
     -------------------------------------

     Maurice Brubaker (Direct Testimony)

17.  Waive Rights to Cross Examination, etc.

     In the event the Commission accepts the specific terms of this Stipulation And Agreement, the signatories waive their respective rights to cross-examine witnesses; their respective rights to present oral argument and written briefs pursuant to Section 536.080.1 RSMo. 1994; their respective rights to the reading of the transcript by the Commission pursuant to Section 536.080.2 RSMo. 1994; and their respective rights to judicial review pursuant to Section 386.510 RSMo. 1994. This waiver applies only to a

Commission Report And Order issued in this proceeding, and does not apply to any matters raised in any subsequent Commission proceeding, or any matters not explicitly addressed by this Stipulation And Agreement.

18.  Operative Dates

     The following sections of this Stipulation And Agreement shall become operative upon approval of this agreement by the Commission: Sections 1-5 and 8-17.

     The following sections shall become operative at the expiration of the ARP on June 30, 1998: Sections 6-7.

                                            Respectfully submitted,

OFFICE OF THE PUBLIC COUNSEL                UNION ELECTRIC COMPANY/CIPSCO


By /s/ Lewis R.Mills, Jr.                   By /s/ James J. Cook
   ---------------------------                 ---------------------------
   Lewis R. Mills, Jr. (#35275)                James J. Cook  (#22697)
   Deputy Public Counsel                       Associate General Counsel
   P.O. Box 7800                               P. O. Box 149, MC 1310
   Jefferson City, MO 65102                    St. Louis, MO  63166
   (573) 751-4857                              (314) 554-2237

STAFF OF THE MISSOURI                       ANHEUSER-BUSCH, INC., ET AL.
PUBLIC SERVICE COMMISSION                   (MIEC)


By /s/ Steven Dottheim                      By /s/ Robert C. Johnson
   ---------------------------                 ---------------------------
   Steven Dottheim (#29149)                    Robert C. Johnson (#15755)
   Deputy General Counsel                      Michael R. Annis (#47374)
   Aisha Ginwalla (#41608)                     Peper, Martin, et al.
   Roger W. Steiner (#39586)                   720 Olive Street, 24th Fl.
   Assistant General Counsel                   St. Louis, MO 63101-2396
   P.O. Box 360                                (314) 421-3850
   Jefferson City, MO 65102
   (573) 751-7489

TRIGEN-ST. LOUIS ENERGY CORP.               UTILICORP UNITED INC.
                                            THE EMPIRE DISTRICT ELECTRIC CO.


By /s/ Richard W. French                    By /s/ James C. Swearengen
   ---------------------------                 ---------------------------
   Richard W. French (#27356)                  James C. Swearengen (#21510)
   French & Stewart                            Brydon, Swearengen & England
   1001 Cherry St., Suite 302                  P.O. Box 456
   Columbia, MO 65201                          Jefferson City, MO 65102
   (573) 499-0635                              (573) 635-7166

MISSOURI GAS ENERGY, A DIVISION             LACLEDE GAS COMPANY
OF SOUTHERN UNION COMPANY
                                               Will not sign, and will not
                                               support or oppose -- letter
By /s/ Gary W. Duffy                        By to follow.
   ----------------------------                ------------------------------
   Gary W. Duffy (#24905)                      Michael C. Pendergast (#31763)
   Brydon, Swearengen & England                Laclede Gas Company
   England                                     720 Olive St., Room 1520
   P.O. Box 456                                St. Louis, MO 63101
   Jefferson City, MO 65102                    (314) 342-0532
   (573) 635-7166

STATE OF MISSOURI                           ILLINOIS POWER COMPANY
OFFICE OF ATTORNEY GENERAL
                                               Will not sign, and will not
                                               support or oppose -- letter
By /s/ Jeremiah W. Nixon                    By to follow.   By SD
   ----------------------------                ---------------------------
   Jeremiah W. Nixon                           Paul S. DeFord (#29509)
   Daryl R. Hylton (#35605)                    Lathrop &  Gage
   Office of Attorney General                  2345 Grand Blvd., Suite 2500
   P.O. Box 899                                Kansas City, MO 64108
   Jefferson City, MO 65102                    (816) 460-5827
   (573) 751-1143

INTERNATIONAL BROTHERHOOD OF                KANSAS CITY POWER & LIGHT CO.
ELECTRICAL WORKERS
LOCALS 702, 309, 1455, AND 2                By /s/ James Fischer
                                               ---------------------------
   Will not sign, and will not                 James Fischer (#27543)
   support or oppose -- see                    Attorney at Law
By letter this date. By SD                     101 W. McCarty, Suite 215
   ---------------------------                 Jefferson City, MO 65101
   Marilyn S. Teitelbaum                       (573) 636-6758
   (#26074)
   Schuchat, Cook & Werner
   1221 Locust St., 2nd Floor
   St. Louis, MO 63101
   (314) 621-2626



DATED: 7/12/96 SD
      -----------

         [LETTERHEAD OF SCHUCHAT, COOK & WERNER LETTERHEAD APPEARS HERE]


Mr. David L. Rauch, Executive Secretary
Missouri Public Service Commission
P.O. Box 360
Jefferson City, MO 65102

     RE:  Case No. EM-96-149

Dear Mr. Rauch:

     Intervenors IBEW, Locals 702, 1455, 309 and 2 do not concur or acquiesce in the Stipulation and Agreement in the above mentioned case, but they are not in opposition to it either. Furthermore, they are not requesting a hearing.

     I am enclosing 14 copies of this letter for distribution. If you have any questions, please contact me.

                                   Sincerely,

                                   /s/ Marilyn S. Teitelbaum

                                   Marilyn S. Teitelbaum
MST: jim

Enclosures

cc:  Parties of Record
     Judge Joseph Derque
     Steve Dottheim
     Mike Datillo, Local 1455
     Jim Berger, Local 309
     Dave White, Local 2
     Danny Miller, Local 702

Service list for:                               Lewis R. Mills, Jr.
Case No. EM-96-149                              Office of the Public Counsel
Updated: 7-12-96                                P.O. Box 7800
                                                Jefferson City, MO 65102

James J. Cook                                   James C. Swearengen
Union Electric Company                          Brydon, Swearengen & England
1901 Chouteau Avenue                            312 E. Capitol
P.O. Box 149 (M/C 1310)                         P.O. Box 456
St. Louis, MO 63103                             Jefferson City, MO 65102

Richard W. French                               Marilyn S. Teitelbaum
French & Stewart                                Schuchat, Cook & Werner
1001 E. Cherry Street                           1221 Locust Street
Suite 302                                       2nd Floor
Columbia, MO 65201                              St. Louis, MO 63103

Michael C. Pendergast                           Gary W. Duffy
Laclede Gas Company                             Brydon, Swearengen & England
720 Olive Street                                312 E. Capitol Avenue
Room 1530                                       P.O. Box 456
St. Louis, MO 63101                             Jefferson City, MO 65102

Robert C. Johnson/Diana M. Schmidt              Paul S. DeFord
Peper, Martin, Jensen, Maichel and Hetlage      Lathrop & Norquist, L.C.
720 Olive Street                                2345 Grand Blvd.
24th Floor                                      Suite 2500
St. Louis, MO 64141-9679                        Kansas City, MO 64108

Jeremiah W. Nixon/Daryl R. Hylton               James M. Fischer
Attorney General's Office                       Mutual Savings Bank
221 W. High Street                              1001 W. McCarty, Suite 215
P.O. Box 899                                    Jefferson City, MO 65101
Jefferson City, MO 65102

Susan B. Cunningham
Kansas City Power & Light Co.
1201 Walnut Street
P.O. Box 418679
Kansas City, MO 64141-9679

                                                                   Attachment A.
                                                                   Page 1 of 6


                     PROCEDURES TO DETERMINE RATE REDUCTION


1. For each month, the Hourly Electric Load Model (HELM) will be used to estimate actual and weather normalized sales by calendar months for the following rate sub-classes (Missouri retail only):

     .  residential;
     .  commercial small general service;
     .  industrial small general service;
     .  commercial large general service;
     . commercial small primary service; and . commercial large primary service.

2. UE's Corporate Planning Department will utilize the following load research data in the HELM model for the specified "Sharing Periods":

            Sharing Period                Load Research Data
     ----------------------------      -----------------------

     July 1, 1995 - June 30, 1996       24 months ending:
                                           Sepember 30, 1995
     July 1, 1996 - June 30, 1997       24 months ending:
                                           September 30, 1995
     July 1, 1997 - June 30, 1998       24 months ending:
                                           September 30, 1996

3. For the 12 months ended June 30, 1996 Sharing Period, UE's Corporate Planning Department will use its current version of the HELM model. To the extent that this version is modified during the "Sharing Periods" ending June 30, 1997 and June 30, 1998, all signatories to the Stipulation And Agreement in Case No. EM-96-149 will be provided in writing the following information within 30 days of the effective date of the change to the model as determined by UE's Corporate Planning Department:

     .  description of the changes made;
     .  reasons for the changes; and

                                                                   Attachment A.
                                                                   Page 2 of 6
     . effective date of the changes to the HELM model for purposes of calculating the Annual Weather-Normalized Credit.

     For purposes of calculating the Annual Weather-Normalized Credit, all changes to the HELM model, as well as other changes to the data and assumptions utilized in the HELM model, will be incorporated prospectively from the effective date of the change.

4. Monthly, the difference between normal weather energy sales and actual energy sales by rate sub-class, as determined in Step 1 above, will be calculated (Missouri only). These amounts represent the impact of weather on sales during that period.

5. In order to determine the impact that deviations from normal weather had on revenues, the amounts calculated in Step 4 will be multiplied by the rate components specified below of the Missouri electric rates for that rate class in effect for service on the first day of the month. The summer rate will be applied in June through September.

     The winter rate will be applied in October through May. The sum of the rate sub-class revenue adjustments will be the total weather adjustment to revenues for that month. The following rate components will be used for each rate class:


     Rate Class                                Rate Component
     ----------------------------  ------------------------------------
     Residential                   Summer  1(M) Energy Charge - All kWh

                                   Winter  1(M) Energy Charge -
                                           Initial Block (first 750
                                           kWh)

     Small General Service         Summer  2(M) Energy Charge - All
                                           kWh

                                   Winter  2(M) Energy Charge - Base
                                           Use


                                                                   Attachment A.
                                                                   Page 3 of 6

      . Large General Service         Summer  3(M) Energy Charge - Over
                                              350 kWh per kW

                                      Winter  3(M) Energy Charge - Over
                                              350 kWh per kW

     .  Small Primary Service         Summer  4(M) Energy Charge - Over
                                              350 kWh per kW

                                      Winter  4(M) Energy Charge - Over
                                              350 kWh per kW

     .  Large Primary Service         Summer  11(M) Energy Charge - All
                                              kWh

                                      Winter  11(M) Energy Charge - All kWh


     Exhibit I hereto reflects the specific rates expected to be utilized to perform this calculation.

6. In order to determine the impact that weather had on fuel costs, the amount calculated in Step 4 will first be factored up for line losses and then will be multiplied by the average cost of fuel per kWh. The average cost of fuel will be calculated utilizing information from UE's Monthly Financial and Statistical Report (F&S). Total fossil fuel cost (from F&S Schedule C6-1 - Total Electric Fuel Burned Less Nuclear and Handling Costs) plus the cost of purchased power (F&S Schedule C4-1) will represent total fuel costs. Total generation (from F&S Schedule C5-2 - Total Steam Generation Plus Total Combustion Turbine and Diesel Generation) plus the purchased power (F&S Schedule C4-2, including Regulating Energy) will represent total output (expressed in kWhs). The total fuel cost divided by total output will equate to the average fuel cost per kWh. To the extent that the referenced schedules change in format or content, comparable reports will be developed, maintained and supplied to the appropriate signatories.

                                                                   Attachment A.
                                                                   Page 4 of 6


7. Steps 1, 4, 5 and 6 will be performed monthly during the Sharing Period. The sum of the twelve months will represent the "adjustment to revenues and fuel costs."

8. The "adjustment to revenues and fuel costs" calculated in Step 7 will be added to or deducted from revenues and fuel costs used in determining the "actual" credit under the Stipulation And Agreement in Case No. ER-95-411 for the particular Sharing Period. These adjusted revenues and fuel costs will be used to calculate the Annual Weather-Normalized Credit for the sharing period using the procedures used to calculate the "actual" credit.


9. If the "actual" credit calculated under the Stipulation And Agreement in Case No. ER-95-411 for any Sharing Period is zero, the Annual Weather-Normalized Credit will be zero for that Sharing Period.

10. The Annual Weather-Normalized Credit cannot be a "negative" amount for any Sharing Period. Under this circumstance, the Annual Weather-Normalized Credit for that Sharing Period will be zero.

11. The Rate Reduction will be calculated as the average of the Annual Weather-Normalized Credits for each of the three sharing periods. (The divisor will always be three, even if one or more of the Annual Weather-Normalized Credits is zero).

                                                                   Attachment A.
                                                                   Page 5 of 6
Exhibit I
Page 1 of 2

                            MISSOURI ELECTRIC RATES
                           EFFECTIVE AUGUST 1, 1995

                          Rate Class             Rate per kWh
                 ---------------------------     ------------

             .   Residential - Summer               8.271c
             .   Residential - Winter               5.998c
             .   Small General Service - Summer     8.22c
             .   Small General Service - Winter     6.13c
             .   Large General Service - Summer     4.09c
             .   Large General Service - Winter     2.96c
             .   Small Primary Service - Summer     3.76c
             .   Small Primary Service - Winter     2.73c
             .   Large Primary Service - Summer     2.69c
             .   Large Primary Service - Winter     2.38c

                                                                    Attachment A
                                                                    Page 6 of 6

Exhibit I
Page 2 of 2
                            MISSOURI ELECTRIC RATES
                        (TO BE USED FOR JULY 1995 ONLY)

                        Rate Class              Rate per kWh
                --------------------------      ------------

            .   Residential - Summer               8.439c

            .   Small General Service - Summer     8.38c

            .   Large General Service - Summer     4.17c

            .   Small Primary Service - Summer     3.83c

            .   Large Primary Service - Summer     2.74c

                                                                   Attachment B.
                                                                   Page 1 of 3

            PROCEDURES FOR SHARING CREDITS FROM THE NEW THREE-YEAR
                   EXPERIMENTAL ALTERNATIVE REGULATION PLAN


A.   Eligibility Requirements for Sharing Credits

     Any Missouri retail electric customer whose account is active as of the date of billing during the "credit application period," as defined below in B., shall be eligible for a credit. Customer accounts which are inactive as of the date of billing during the "credit application period" are ineligible for any credit.

B.   Determination of the Credit Application and Calculation Periods

     The "credit application period" shall be the UE monthly billing period during which the credit will be applied to an eligible customer's bill for electric service. The "credit calculation period" will be the twelve UE billing months prior to the month before the credits first appear on customers' bills. For example, if the credit first appears on customers' bills in the October 1999 billing period, then the credit calculation period would be the twelve UE billing months of September 1998 - August 1999.

C.   Determination of Applicable Credit Period Kilowatt-hours

     The applicable credit calculation period kilowatt-hours for all eligible customers shall be the total sales billed by UE to each eligible customer's current premises during the entire 12-month credit calculation period, as defined above in B., without regard to each customer's occupancy date of such premises.

D.   Determination of Per Kilowatt-hour Credit

     The credit per kilowatt-hour will be calculated by dividing the total dollar amount to be credited by the total applicable credit calculation period kilowatt-hours, as defined in C. above, for all eligible Missouri retail accounts.

                                                                   Attachment B.
                                                                   Page 2 of 3

E.   Determination of Individual Customer Credit

     Each individual active customer's credit will be calculated by multiplying the per kilowatt-hour credit, as defined in D. above, by the eligible customer's applicable credit calculation period kilowatt-hours as defined in C. above.

F. Treatment of Any Difference Between the Actual Amount Credited to Customers and the Sharing Credits Amount

     1. If the difference between the actual amount credited to eligible customers and the sharing credits amount is less than $1 million, this credit amount will be carried over and be an adjustment to eligible customers' share of earnings in the subsequent sharing period.

     2. If the difference between the actual amount credited to eligible customers and the sharing credits amount is $1 million or greater, an additional credit will be made as soon as reasonably possible for an under-credit. If an over-credit of $1 million or more is made, the over-credit will be treated as in the paragraph immediately above.

G.   Treatment of Sharing Credits

     1. If the calculation of UE's return on common equity indicates that sharing credits are to be granted and the amount for the sharing period is $1 million or greater, or the amount for the sharing period plus any amount carried over from a prior sharing period is $1 million or greater, then credits will be made to eligible customers for that sharing period.

     2. If the calculation of UE's return on common equity indicates that sharing credits are to be granted, but the amount is less than $1 million or the amount for the sharing period plus any amount carried over from a prior sharing period is less than $1 million, said amount will be carried over and be an adjustment to eligible customers' share of earnings in the subsequent sharing period.

                                                                   Attachment B.
                                                                   Page 3 of 3

     3. The signatories to this Stipulation And Agreement will determine the disposition of any accumulated balance of credits that is less than $1 million at the end of the third year of the New Plan.

     4. Any accumulated balance of credits that is $1 million or greater at the end of the third year of the New Plan will result in credits to customers' bills.

                                                                   Attachment C.
                                                                   Page 1 of 9

                           RECONCILIATION PROCEDURE

1. The period used in determining sharing will be a year ending June 30. An earnings report will be filed with the Commission and submitted to all parties to this agreement by one hundred and five (105) days after the end of each year of the New Experimental Alternative Regulation Plan ("the New Plan"). The earnings report will be in accordance with this Attachment C and Schedule 1 hereto.

2.   The earnings report will reflect the following:

     a.   UE's Missouri electric net operating income and common equity return
          (ROE) will be based upon year ending June 30 operating revenues, expenses and average rate base.

          The Missouri electric allocation factors shown in Schedule 1 hereto will be calculated and applied consistent with past UE rate proceedings and will be updated for each Sharing Period of the New Plan.

          Any sale of emission allowances shall be reflected above-the-line in the ROE calculation.

     b. The annual depreciation expense will be based upon the depreciation rates in effect at December 31, 1994.

     c. The Company will make the following income statement adjustments which have been traditionally made in UE rate proceedings:

          . Normalize the expense of refueling the Callaway nuclear plant to provide an annual expense level.

          . Synchronize gross receipts tax expense with amounts included in revenues.

          .    Eliminate $250,000 of goodwill advertising.

          . Include interest on customer deposits and the residential insulation programs.

                                                                   Attachment C.
                                                                   Page 2 of 9



          . Exclude the cost, net of refunds, for nuclear replacement power insurance.

          . Eliminate differences between the provision for and the actual bad debt charges.

          .    Exclude lobbying expenses.  (Edison Electric Institute dues.)

          . Allocate system revenues, including revenues from interruptible sales, consistent with the treatment in Case No. EC-87-114.

     d. Net operating income will be normalized for the effect of any prior year "sharing" credits.

     e. Net operating income will reflect changes in the recovery of nuclear decommissioning costs ordered by the Commission as provided in Section 7.i. of this Stipulation And Agreement.

     f.   The earnings report will utilize:

          . The direct assignment, as ordered in Case No. EC-87-114, of the Callaway plant costs disallowed in Case No. ER-85-160.

          . Staff's rate base offsets for income tax and interest expense, as calculated in past UE rate proceedings.

          . Coal inventory equal to a 75-day supply and a 13-month average for all other non-nuclear fuel, materials and supplies, and prepayments.

          . Nuclear fuel inventory reflecting an 18-month average of the unspent fuel in the reactor core.

          . Staff's traditional calculation of the interest deduction for income taxes.

                                                                   Attachment C.
                                                                   Page 3 of 9


          .    A cash working capital rate base offset of $24 million.

          . Average the beginning and ending period capital structures and embedded costs for determining the average weighted costs of debt and preferred stock. (See also attached Schedule 1, page 1.)

          . Staff's traditional calculation of income tax (refer to the income tax calculation in Case No. EC-87-114).

          . Staff's position regarding the calculation of Pension and OPEB expense as exemplified in the St. Louis County Water Company rate case, Case No. WR-95-145.

          . The amortization of transaction and transition costs as set forth in Section 4 of the Stipulation and Agreement in Case No. EM-96-149.

     g. The earnings level upon which sharing is based are those described in items 2.a. through 2.f. above. UE/Staff/OPC reserve the right to petition the Commission for resolution of disputed issues relating to the operation or implementation of this Plan.

                                                                   Attachment C.
                                                                   Page 4 of 9
Schedule 1
Page 1 of 6


                            UNION ELECTRIC COMPANY
                             CAPITAL STRUCTURE AND
                      EMBEDDED COST OF DEBT AND PREFERRED


BEGINNING OF SHARING PERIOD
                                      (i)         (ii)              (iii)          (iv)
                                   Capital Structure               Embedded      Wgtd Avg
                                   -----------------
                                    (Dollars)      %                 Cost          Cost
                                   ----------   ------             --------      --------
Common Stock Equity*                                                 N/A           N/A
Preferred Stock                                                                  col. (ii)
Long-Term Debt                                                                     times
Short-Term Debt                  (if applicable)                                 col. (iii)
                                 --------------
  Total Capitalization
                                                                                 -------------
Return Portion Related to Debt and Preferred                                     Sum col. (iv)

END OF SHARING PERIOD
                                      (v)         (vi)              (vii)         (viii)
                                   Capital Structure               Embedded      Wgtd Avg
                                   -----------------
                                    (Dollars)      %                 Cost          Cost
                                   ----------   ------             --------      --------
Common Stock Equity*                                                 N/A           N/A
Preferred Stock                                                                 col. (vi)
Long-Term Debt                                                                     times
Short-Term Debt                  (if applicable)                                col. (vii)
                                 --------------
  Total Capitalization                                                                     Ret
                                                                                -----------


Portion
Related to Debt and Preferred  Sum col.(viii)

Return Portion Related to Debt and Preferred
 Average Beginning and End of Sharing Period           [_____________]

Average Common Stock Equity*
 Beginning and End of Sharing Period (%)               [_____________]

                                                                   Attachment C.
                                                                   Page 5 of 9
Schedule 1
Page 2 of 6


* Since common dividends payable at the end of a quarter and preferred dividends payable during the subsequent quarter are removed from common equity in their entirety during the first month of every quarter, the balance for common stock equity for the end of the first or second month in each quarter (if used as the beginning or end of the sharing period) should be adjusted from actual book value. The balance for the end of the first month in the quarter should be adjusted by adding back two-thirds of the quarterly preferred and common dividend. The balance for the end of the second month in the quarter should be adjusted by adding back one-third of the quarterly preferred and common dividend.

                                                                   Attachment C.
                                                                   Page 6 of 9
Schedule 1
Page 3 of 6

                            UNION ELECTRIC COMPANY
                         12 MONTHS ENDED XX / XX / XX

                                                          TOTAL           MISSOURI
                                                         ELECTRIC      JURISDICTIONAL
                                                      -------------    --------------
Plant in Service                                     $                 $
Reserve for Depreciation
                                                     ----------------  --------------
Net Plant

Add:
 Fuel and Materials & Supplies
 Cash Working Capital                                                               -
 Prepayments

Less:
 Income Tax Offset (Staff Method)
 Interest Expense Offset (Staff Method)
 Customer Advances
 Customer Deposits

  Accumulated Deferred Income Taxes:
   Account 190
   Account 282
                                                     ----------------  --------------
(A) Total Rate Base                                  $                 $


(B) Net Operating Income                             $                 $

(C) Return on Rate Base ((B)/(A))                                   %               %

(D) Return Portion Related to Debt & Preferred                      %               %

(E) Return Portion Related to
      Common Equity ((C)-(D))                                       %               %

(F) Equity Percentage of Capital Structure                          %               %

(G) Achieved Cost of Common Equity ((E)/(F))                        %               %

                                                                   Attachment C.
                                                                   Page 7 of 9
Schedule 1
Page 4 of 6

                            UNION ELECTRIC COMPANY
                         12 MONTHS ENDED XX / XX / XX

                                                          TOTAL           MISSOURI
                                                         ELECTRIC      JURISDICTIONAL
                                                      -------------    --------------
Operating Revenues                                   $                 $

Operating & Maintenance Expenses:
 Production:
   Fixed Allocation
   Variable Allocation
   Directly Assigned
                                                     --------------    --------------
 Total Production Expenses

 Transmission Expenses (Fixed)

 Distribution Expenses (Distr. Plant)

 Customer Accounting Expenses (Direct)

 Customer Serv. & Info. Expenses (Direct)

 Sales Expenses (Direct)

 Administrative & General Expenses:
   Directly Assigned
   Labor Allocation
                                                     --------------    --------------
 Total Administrative & General Expenses
                                                     --------------    --------------
Total Operating & Maintenance Expenses
                                                     --------------    --------------
Depreciation & Amortization Expense:
 Fixed Allocation
 Labor Allocation
 Directly Assigned
                                                     --------------    --------------
Total Depreciation & Amortization Expense
                                                     --------------    --------------
Taxes Other than Income Taxes:
 Fixed Allocation
 Variable Allocation
 Labor Allocation
 Directly Assigned
                                                     --------------    --------------
Total Taxes Other than Income Taxes
                                                     --------------    --------------
Income Taxes:
 Federal Income Taxes
 Environmental Tax (Net Plant)
 Missouri State Income Tax
 Other States' Income Taxes
                                                     --------------    --------------
Total Income Taxes
                                                     --------------    --------------
Net Operating Income                                 $                 $

                                                                   Attachment C.
                                                                   Page 8 of 9
Schedule 1
Page 5 of 6


                    CALCULATION OF CUSTOMER SHARING CREDITS
                          FOR UNION ELECTRIC COMPANY


                                                                                           Customer
    Earned Return on Common Stock Equity Scenarios                                     Sharing Credits
    -------------------------------------------------                                  ---------------
A.  If Earned Return on Common Stock Equity is (less than) 10.000%, then:

    no sharing occurs and Union Electric Company has the option to file a rate increase case before the Missouri Public Service
    Commission.

B.  If Earned Return on Common Stock Equity is = to or (greater than) 10.00%
    and is (less than) or = to 12.61%, then:                                                      $ XX

    no sharing occurs.

C.  If Earned Return on Common Stock Equity is (greater than) 12.61% and is
    (less than) or = to 14.00%, then:                                                             $ XX

    that portion of Earned Return on Common Stock Equity between 12.61% and 14.00% is shared with 50% being retained by Union
    Electric Company and 50% being credited to Union Electric
    Company's Missouri retail electric customers.

    If [G] (greater than) 12.61% and
    (less than) or = to 14.00%, then:  [([G] - 12.61%) * 50% * ([A] * [F])]

    If [G] (greater than) 14.00%, then:  [(14.00% - 12.61%) * 50% * ([A] * [F])]

D.  If Earned Return on Common Stock Equity is (less than) 14.00%
    and is (less than) or = to 16.00%, then:                                                      $ XX

    that portion of Earned Return on Common Stock Equity between 14.00% and 16.00%, along with the 50% portion addressed above, is shared with 10% being retained by Union Electric Company and 90% being credited to Union Electric Company's Missouri retail electric customers.

    If [G] (greater than) 14.00% and
    (less than) or = to 16.00%, then:  [([G] - 14.00%) * 90% * ([A] * [F])]

    If [G] (less than) 16.00%, then:  [(16.00% - 14.00%) * 90% * ([A] * [F])]

E.  If Earned Return on Common Stock Equity is (greater than) 16.00%, then:                       $ XX

    that portion of Earned Return on Common Stock Equity above
    16.00%, along with the 50% and 90% portions addressed above, is credited to Union Electric Company's Missouri retail electric customers.

    If [G] (greater than) 16.00%, then:  [[G] - 16.00%) * 100% * ([A] * [F])]
                                                                                        --------------
    CUSTOMER SHARING CREDITS                                                                      $ XX

    Associated Income Tax Expense Reduction                                                       $ XX
    {Customer Sharing Credits * [(1/(1 - Effective Tax Rate)) - 1]}
    Effective tax rate was 38.3886% as of 6/30/94.

    TOTAL CUSTOMER SHARING CREDITS                                                                $ XX

                                                                   Attachment C.
                                                                   Page 9 of 9
Schedule 1
Page 6 of 6


                            UNION ELECTRIC COMPANY
                         12 MONTHS ENDED XX / XX / XX


                              ALLOCATION FACTORS
                              ------------------


                             TOTAL         MISSOURI
                            ELECTRIC     JURISDICTIONAL
                          ------------  ---------------

Fixed                       100.00%            %
Variable                    100.00%            %
Nuclear                     100.00%            %
Distribution                100.00%            %
Mo. Distribution Plant      100.00%            %
Labor                       100.00%            %
Net Plant                   100.00%            %
Operating Revenues          100.00%            %
Operating Expenses          100.00%            %

                                                                   Attachment D.
                                                                    Page 1 of 8


                     CONTINGENT JURISDICTIONAL STIPULATION


1.0  APPLICABILITY
     -------------

     1.1 Principles stated in this Contingent Jurisdictional Stipulation ("Jurisdictional Stipulation") shall govern the situations described in Sections 8.h. and 8.i. of the Stipulation And Agreement.

     1.2 Changes to this Jurisdictional Stipulation may be proposed from time-to-time by Union Electric Company ("UE" or "Company"), the Commission Staff or the OPC, subject to the approval of the Commission; provided, however, that UE, the Staff and the OPC shall meet and discuss any such proposed changes prior to the submission of such changes to the Commission by UE, the Commission Staff or the OPC.

2.0  DEFINITIONS
     -----------

     When used in this Jurisdictional Stipulation, the following terms shall have the respective meanings set forth below:

     2.1 "Affiliate" means an Entity that is UE's Holding Company, a Subsidiary of UE, a Subsidiary of UE's Holding Company (other than UE), or other subsidiary within the Holding Company organization.

     2.2 "Affiliate Contract" means an Affiliate Operating Contract, an Affiliate Sales Contract, an Affiliate Surety Contract, a Section 205 Contract, a Service Agreement or an amendment to any such contract.

     2.3 "Affiliate Operating Contract" means a contract, other than a Section 205 Contract, between UE and one or more of its Affiliates providing for the operation of any part of UE's generating, transmission and/or distribution facilities by such Affiliate(s).

     2.4 "Affiliate Sales Contract" means a contract, other than an Affiliate Operating Contract or a Section 205 Contract, between UE and one or more of its Affiliates involving the purchase of Assets, Goods or Services.

                                                                   Attachment D.
                                                                    Page 2 of 8

     2.5 "Affiliate Surety Contract" means a contract between UE and one or more of its Affiliates involving the assumption by UE of any liability as a guarantor, endorser, surety, or otherwise in respect of any security or contract of an Affiliate.

     2.6 "Assets" means any land, plant, equipment, franchises, licenses, or other right to use assets.

     2.7 "Commission" means the Missouri Public Service Commission or any successor governmental agency.

     2.8 "Commission Staff" or "Staff" means the staff of the Missouri Public Service Commission.

     2.9   "Entity" means a corporation or a natural person.

     2.10 "FERC" means the Federal Energy Regulatory Commission, or any successor governmental commission.

     2.11 "Goods" means any goods, inventory, materials, supplies, appliances, or similar property (except electric energy and capacity).

     2.12 "Non-Utility Affiliate" means an Affiliate which is neither a public utility nor a Utility Service Company.

     2.13  "OPC" means the Office of the Public Counsel.

     2.14 "Review Period" means a period of ninety (90) consecutive calendar days commencing on the first day immediately following the date that UE, Ameren Corporation or Ameren Services Company submits an Affiliate Contract to the Commission for the Commission Staff's review. Any part of the Review Period for a particular Affiliate Contract may be waived by agreement of UE, the Commission Staff and the OPC.

     2.15 "SEC" means the United States Securities and Exchange Commission, or any successor governmental agency.

     2.16 "Section 205 Contract" means an interconnection, interchange, pooling, operating, transmission, power sale or ancillary power services contract or similar

                                                                   Attachment D.
                                                                    Page 3 of 8


           entered into between UE and an Affiliate and subject to regulation by the FERC pursuant to (S) 205 of the Federal Power Act, 15 U.S.C. (S) 824d, or any successor statute.

     2.17 "Service Agreement" means the agreement entered into between UE, CIPSCO and Ameren Services Company under which Services are provided by Ameren Services Company to UE and CIPSCO.

     2.18 "Services" means the performance of activities having value to one party, such as managerial, financial, accounting, legal, engineering, construction, purchasing, marketing, auditing, statistical, advertising, publicity, tax, research, and other similar services.

     2.19 "Subsidiary" means any corporation 10 percent or more of whose voting capital stock is controlled by another Entity; Subsidiaries of UE are those corporations in which UE owns directly or indirectly (or in combination with UE's other Affiliates) 10 percent or more of such corporation's voting capital stock.

     2.20 "UE's Holding Company" means Ameren Corporation or its successor in interest.

     2.21 "Utility Affiliate" means an Affiliate of UE which is also a public utility.

     2.22 "Utility Service Company" means an Affiliate whose primary business purpose is to provide administrative and general or operating services to UE and Utility Affiliate(s).

3.0  AFFILIATE CONTRACTS REQUIRED TO BE FILED WITH THE SEC
     -----------------------------------------------------

     The following will apply to Affiliate Contracts that are required to be filed with the SEC.

     3.1 Prior to filing any such Affiliate Contract with the SEC or the Commission, UE will submit to the Commission Staff, the OPC and appropriate parties requesting a copy, a copy of the Affiliate Contract which it proposes to file with the SEC and the Commission.

                                                                   Attachment D.
                                                                    Page 4 of 8


           3.1.1 If the Commission Staff clears the contract for filing, or does not object to it, and no objections from affected parties are submitted to UE (with a copy to the Commission Staff) during the Review Period for such contract, UE may file such contract with the SEC and the Commission. The contract will become effective upon the receipt of all necessary regulatory authorizations and will continue in effect until it is terminated pursuant to its terms or is amended or superseded, subject to the receipt of all necessary regulatory authorizations.

           3.1.2 If during or upon the expiration of the Review Period for such contract, the Commission Staff recommends that the Commission reject, disapprove or establish a proceeding to review such contract, or if an objection(s) is submitted to UE (with a copy to the Commission Staff) by an affected party (or parties), UE may file the contract with the Commission, but shall not file the contract with the SEC until at least
                   (30) days after the date that it is filed with the Commission; provided, that both such filings shall disclose the Commission Staff's recommendation or the objection(s) regarding the contract; provided, further, that if the Commission, within twenty (20) days after the contract is filed, institutes a proceeding to review such contract, UE shall not file the contract with the SEC unless and until UE receives a Commission Order which resolves issues raised with regard to the contract and which does not reject or disapprove the contract. The contract will become effective upon the receipt of all necessary regulatory authorizations and will continue in effect until it is terminated pursuant to its terms or is amended or superseded, subject to the receipt of all necessary authorizations.

     3.2 After the Affiliate Contract has been filed with the Commission, the Commission may in accordance with Missouri law reject or disapprove the contract, and upon such rejection or disapproval:

                                                                   Attachment D.
                                                                    Page 5 of 8


           3.2.1 If such contract has not yet been accepted or approved by the SEC, UE will, as soon as possible, file to seek to withdraw its filing requesting SEC acceptance or approval of such contract; or

           3.2.2 If such contract has been accepted or approved by the SEC and none of the other contracting parties are Utility Affiliates subject to any other state utility regulatory commission's jurisdiction, UE will:

                   a.  terminate such contract according to its terms; or

                   b. at its sole option, take such steps as are necessary to cause such contract to be amended in order to remedy the Commission's adverse findings with respect to such contract; UE will refile such amended contract with both the Commission and the SEC; such amendment will become effective only upon the receipt of all necessary regulatory authorizations, and the previous contract (to the extent already in effect) will remain in effect until such authorizations are received; if the SEC does not finally accept or approve such amendment within 1 year from the date of UE's filing of such amendment with the SEC, UE will, upon request of the Commission, terminate the contract according to its terms.

           3.2.3 If such contract has been accepted or approved by the SEC and one or more of the other contracting parties are Utility Affiliates subject to another state utility regulatory commission's jurisdiction, UE will make a good faith effort to terminate, amend or modify such contract in a manner which remedies the Commission's adverse findings with respect to such contract. UE will request to meet with representatives from the affected state commissions and make a good faith attempt to resolve any differences in their respective interests regarding the subject

                                                                   Attachment D.
                                                                    Page 6 of 8


                   contract. If agreement can be reached to terminate, amend, or modify the contract in a manner satisfactory to the contracting parties and the representatives of each state commission, UE shall file such amended contract with the Commission and the SEC under the procedure set forth in this
                   Section 3. If no agreement can be reached satisfactory to each contracting party and to each affected state commission, after good faith negotiations, UE has no further obligations under this Jurisdictional Stipulation. Nothing herein affects, modifies or alters in any way the rights and duties of the Commission under applicable state and federal law.

4.0  AFFILIATE CONTRACTS REQUIRED TO BE FILED WITH THE FERC
     ------------------------------------------------------

     The following will apply to Affiliate Contracts that are required to be filed with the FERC.

     4.1 Prior to filing any Affiliate Contract with the FERC or the Commission, UE will submit to the Commission Staff, the OPC and appropriate parties requesting a copy, a copy of the Affiliate Contract which it proposes to file with the FERC and the Commission.

           4.1.1 If the Commission Staff clears the contract for filing, or does not object thereto, and no objections from affected parties are submitted to UE (with a copy to the Commission Staff) during the Review Period for such contract, UE may file such contract with the FERC and the Commission. The contract will become effective upon the receipt of all necessary regulatory authorizations and will continue in effect until it is terminated pursuant to its terms or is amended or superseded, subject to the receipt of all necessary regulatory authorizations.

           4.1.2 If during or upon the expiration of the Review Period for such contract, the Commission Staff recommends that the Commission reject, disapprove or establish a proceeding to review such contract, or if any objection(s) is submitted to UE (with a

                                                                   Attachment D.
                                                                    Page 7 of 8


                   copy to the Commission Staff) by an affected party (or parties), UE may file the contract with the Commission, but shall not file the contract with the FERC until at least thirty (30) days after the date that it is filed with the Commission; provided, that both such filings shall disclose the Commission Staff's recommendation or the objection(s) regarding the contract; provided, further, that if the Commission, within twenty (20) days after the contract is filed, institutes a proceeding to review such contract, UE shall not file the contract with the FERC unless and until UE receives a Commission Order which resolves issues raised with regard to the contract and which does not reject or disapprove the contract. The contract will become effective upon the receipt of all necessary regulatory authorizations and will continue in effect until it is terminated pursuant to its terms or is amended or superseded, subject to the receipt of all necessary regulatory authorizations.

     4.2 After the Affiliate Contract has been filed with the Commission, the Commission may in accordance with Missouri law reject or disapprove the contract, and upon such rejection or disapproval:

           4.2.1 If such contract has not yet been accepted or approved by the FERC, UE will, as soon as possible, file to seek to withdraw its filing requesting FERC acceptance or approval of such contract; or

           4.2.2 If such contract has been accepted or approved by the FERC and none of the other contracting parties are Utility Affiliates subject to any other state utility regulatory commission's jurisdiction, UE will:

                   a.  terminate such contract according to its terms; or

                   b. at its sole option, take such steps as are necessary to cause such contract to be

                                                                   Attachment D.
                                                                    Page 8 of 8

                       amended in order to remedy the Commission's adverse findings with respect to such contract; UE will refile such amended contract with the Commission and the FERC; such amendment will become effective only upon the receipt of all necessary regulatory authorizations, and the previous contract (to the extent already in effect) will continue in effect until such authorizations are received; if the FERC does not finally accept or approve such amendment within one year from the date of UE's filing of such amendment with the FERC, UE will, upon request of the Commission, terminate the contract according to its terms.

           4.2.3 If such contract has been accepted or approved by the FERC and one or more of the other contracting parties are Utility Affiliates subject to another state utility regulatory commission's jurisdiction, UE will make a good faith effort to terminate, amend or modify such contract in a manner which remedies the Commission's adverse findings with respect to such contract. UE will request to meet with representatives from the affected state commissions and make a good faith attempt to resolve any differences in their respective interests regarding the subject contract. If agreement can be reached to terminate, amend, or modify the contract in a manner satisfactory to the contracting parties and the representatives of each state commission, UE shall file such amended contract with the Commission and the FERC under the procedure set forth in this Section 4. If no agreement can be reached satisfactory to each contracting party and each affected state commission, after good faith negotiations, UE has no further obligations under this Jurisdictional Stipulation. Nothing herein affects, modifies or alters in any way the rights and duties of the Commission under applicable state and federal law.